Summer 2019 NASDAQ: GNUS

NASDAQ: GNUS 2 Important Cautions Regarding Forward Looking Statements This presentation includes, and our officers and representatives may from time to time make, certain estimates and other forward - looking statements within the meaning of the safe harbor provisions of the U . S . Private Securities Litigation Reform Act of 1995 , including, among others, statements with respect to the Company’s future revenues, earnings, strategies, prospects, consequences and all other statements that are not purely historical and that may constitute statements of future expectation . While we believe these statements are accurate, forward - looking statements are not historical facts and are inherently uncertain . We cannot assure you that these expectations will occur, and our actual results may be significantly different . Factors that may cause actual results to differ materially from those contemplated in any forward - looking statements made by us are sometimes presented within the forward - looking statements themselves or are otherwise discussed in filings we make with the United States Securities and Exchange Commission (SEC), including our Annual Report on Form 1 0 - K and subsequent reports on Form 10 - Q and Form 8 - K and available on our website : www . gnusbrands . com . Any forward - looking statement made by us in this presentation is based only on information currently available to us and speaks only as of the date on which it is made . The Company disclaims any obligation to update or revise any forward - looking statement, whether written or oral, that may be made from time to time, based on the occurrence of future events, the receipt of new information, or otherwise .

NASDAQ: GNUS 3 Free Writing Prospectus Statement This presentation highlights basic information about us and the offering to which this communication relates . Because it is a summary, it does not contain all of the information that you should consider before investing in our securities . We have filed a registration statement (including a prospectus, which currently is in preliminary form) with the U . S . Securities and Exchange Commission (“SEC”) for the offering to which this presentation relates . The registration has not yet become effective . Before you invest, you should read the preliminary registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and this offering . You may access these documents for free by visiting EDGAR on the SEC Web site at www . sec . gov . The preliminary prospectus, dated August 2 , 2019 , is available on the SEC Web site at https : // www . sec . gov / edgar / searchedgar / companysearch . html . Alternatively, we or any underwriter participating in the offering will arrange to send you the preliminary prospectus and, when available, the final prospectus and/or any supplements thereto if you contact Aegis Capital Corp . , 810 Seventh Avenue, 18 th Floor, New York, NY 10019 . This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction . The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective .

NASDAQ: GNUS 4 OFFERING DETAILS Issuer: Genius Brands International Ticker / Exchange: GNUS / Nasdaq Capital Market Gross Offering Proceeds: $5,000,000 (excluding over - allotment option) Over - Allotment: 15% Securities Issued: Common stoc k Use of Proceeds: To repay outstanding Convertible Notes, together with our existing cash, to the extent they are not converted into shares of common stock and to fund production Sole Book - Runner: Aegis Capital Corporation

NASDAQ: GNUS 5 W HO W E A RE Genius Brands International, Inc. (NASDAQ: GNUS) is a global content and brand management company developing, producing, marketing and licensing branded children’s entertainment properties and consumer products for worldwide media distribution and retail channels. • The company’s management and board members include award - winning creators and producers • Distributes content worldwide in all formats • Licenses consumer products based on its characters • Portfolio features “Content with a Purpose” (enrichment as well as entertainment) for toddlers to tweens

NASDAQ: GNUS 6 H IGHLIGHTS x Management and board comprised of experienced industry personnel x Diversified content and growing roster of titles, including: • Rainbow Rangers, which debuted in November 2018 on Nickelodeon • Llama Llama , which debuted on Netflix in January 2018 x Leveraging brands to launch consumer products • Partnered with Mattel’s Fisher - Price x We believe we have a highly scalable business model • 13x increase in revenue to $1.2 million for Q1 2019 compared to the same quarter last year x For the three months ended March 31, 2019, just over $4 million of cash and restricted cash, as well as approximately $10.8 million of stockholders’ equity

NASDAQ: GNUS 7 G ROWING P ORTFOLIO OF B RANDS

NASDAQ: GNUS 8 D ISTRIBUTION CHANNELS Genius Brands’ management has been entrenched in the kids’ entertainment business and have established relationships with leading content providers

NASDAQ: GNUS 9 P LATFORM P ARTNERS

NASDAQ: GNUS 10 o As of December 31, 2018, partnered with over 60 consumer products licensees in the global market with over 300 product SKUs o Licensed our content to over 40 broadcasters in over 90 territories globally. CONSUMER PRODUCT LICENSING

NASDAQ: GNUS 11 P RODUCT L ICENSEES /R ETAILERS

GENIUS BRANDS INTERNATIONAL


Rainbow Rangers

- Pre-school girls' adventure series follows seven unique, magical girls from the other side of the rainbow who serve as Earth's guardians to protect it from a wicked villain through teamwork, bravery, creativity and compassion.

- Creative team has produced 52 eleven-minute episodes, the first such series for the Company, and debuted on Nickelodeon in November 2018.

- The top-tier creative team includes Academy Award®-winning director Rob Minkoff (*The Lion King*), Shane Morris (Co-writer of *Frozen*), legendary Disney art director Ruben Aquino (*Frozen, The Lion King, Aladdin, Mulan*), and Elise Allen (*Dinosaur Train, Sid the Science Kid, Lion Guard*).

- Genius Brands is actively developing its worldwide merchandise licensing program which includes Mattel Inc.'s Fisher Price as our master toy partner.

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GENIUS BRANDS INTERNATIONAL

Llama Llama

- The animated series is based on the **award-winning, NY Times #1 Bestselling children's classic book series**

- The series was released on **Netflix** (as a Netflix Original) on January 26, 2018.

- Netflix has renewed the series. Season 2 will be released in 2019.

- *Llama Llama* tells the stories of young Llama Llama's first steps in growing up and facing childhood milestones. Each episode will be structured around a childhood milestone coupled with a life lesson learned by Llama Llama and his friends, told with a sense of humor, vitality, and understanding.

- Creators of the series include director Saul Blinkoff (*Doc McStuffins*), Emmy®-award winning writer Joe Purdy, Rob Minkoff, Ruben Aquino, and Emmy®-award winning producers Jane Startz and Andy Heyward.



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NASDAQ: GNUS 14 o This pre - school superhero series tells the story of a classroom filled with kids with superpowers and how they learn to use those powers to fight against the forces of evil while still dealing with all the issues that come from being 6 years old.

NASDAQ: GNUS 15 o The brand’s mission is to empower kids by teaching them about the business of life and the impact their decisions have on their lives and their community. o In this animated series, Warren Buffett acts as a mentor to a group of kids who have international adventures in business. o The series has sp awned books, DVDs, and has been adapted for classrooms .

NASDAQ: GNUS 16 A co - production with Stan Lee’s POW! Entertainment , the animated adult series . STEM - based comedy adventure series by Emmy - nominated writer Steve Banks ( SpongeBob Square Pants ), multi - Emmy Award - winning writer Jeffrey Scott ( Dragon Tales ), and Emmy Award - winning producer Mark Young ( All Dogs Go To Heaven 2 ). • 500 songs and 125 music videos

GENIUS BRANDS INTERNATIONAL

SUMMARY

I. **GROWING PORTFOLIO OF BRANDS**
   - Properties in various stages of development, production, and distribution
   - Numerous distinct program episodes delivered or in production plus an additional 72 episodes in various stages of production and pre-production

II. **POWER OF AN OWNED DISTRIBUTION PLATFORM**
   - Genius Brands Network is currently in US Households via a combination of VOD carriage on Comcast Xfinity and Cox as well as OTT Platforms including AmazonFire, Apple TV, Roku and XUMO



III. **LICENSING AND DISTRIBUTION**
   - As of December 31, 2018, partnered with over 60 merchandising licensees in the global marketplace with over 300 product SKUs
   - Licensed our content to over 40 broadcasters in over 90 territories globally

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NASDAQ: GNUS 18 Thank You! Co m p a n y : 8383 Wilshire Blvd., Suite #412, Beverly Hills, CA 90211 (310) 273 - 4222 ww w.g nusbrands.com press@gnusbrands.com I nvestor Relations : Crescendo Communications, LLC 5 Penn Plaza, 19 th Floor (212) 671 - 1021 gnus@crescendo - ir.com

GENIUS BRANDS INTERNATIONAL

APPENDIX

Industry Experienced Board of Directors

ANDY HEYWARD
Chairman & CEO

BERNARD CAHILL
CEO of Activist Artists Management, talent management company for actors and performing artists

JOSEPH 'GRAY' DAVIS
Former Governor of The State of California. Partner at Loeb and Loeb

CLARK HALLREN
Former Managing Director of JP Morgan Entertainment Industries Group

MICHAEL KLEIN
Founder of Camden Capital Management, former Managing Director of Bear Stearns & Co. Media and Entertainment Group

MARGARET LOESCH
Former CEO and President of the Hub Network, former CEO of the Hallmark Channel, former CEO of Fox Kids Network, former CEO of Marvel Productions, former President & CEO of Discovery Kids Network. Multiple Emmy® Award winner.

LYNNE SEGALL
Publisher of The Hollywood Reporter and Billboard

TONY THOMOPOULOS
Former President of ABC Entertainment, former Chairman of United Artists Pictures, and former President of Steven Spielberg's Amblin Television.

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APPENDIX

MANAGEMENT

ANDY HEYWARD
CHAIRMAN & CEO



Andy Heyward is a multi-Emmy winning producer of children's entertainment. He is the former Chairman & CEO of DIC Entertainment Corporation, where he produced more than 5,000 half hour episodes of children's entertainment, including *The Real Ghostbusters, Inspector Gadget, Alvin and the Chipmunks, Hello Kitty's Furry Tale Theatre, Sonic the Hedgehog, The Super Mario Bros Super Show, Sabrina the Animated Series, Strawberry Shortcake, Care Bears, Captain Planet, Teddy Ruxpin, The New Archies*, and dozens more. Heyward sold DIC Entertainment.



He is an award-winning producer with multiple Emmys to his credit. Heyward is on the Board of Directors for Cedars Sinai Medical Center, a member of the Producers Guild of America, The Academy of Television Arts and Sciences, The National Academy of Television Arts and the Paley Center (formerly the Museum of Television and Radio) and is a graduate of UCLA, where he gave the commencement address in 2011.




Strawberry
Shortcake







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GENIUS BRANDS INTERNATIONAL

APPENDIX

Management



ROBERT DENTON

CFO

Prior to joining Genius Brands, Robert Denton served in the role of CFO for Atlys Inc. from 2011 to 2018, a next-gen media technology company as the CFO of Gold Circle Films from 2009 to 2011; five years as CFO of DIC Entertainment Corp., the global brand management, production and distribution company specializing in family entertainment with annual sales of $85 million.

Other previously held executive positions include Chief Operating Officer at Artisan Home Entertainment; Vice President of Finance for LIVE Home Video and VP, Chief Accounting Officer of LIVE Entertainment. He got his professional start with Ernst & Young's Century City office most recently as a Senior Manager. Denton, a graduate of California State University, Northridge, with a BS degree in Business Administration-Accounting, Denton is a Certified Public Accountant in the State of California as well as a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

MICHAEL JAFFA

GENERAL COUNSEL & SVP, BUSINESS AFFAIRS

Michael Jaffa served as Head of Business Affairs at DreamWorks Animation Television and was responsible for all studio business and legal affairs matters, including the negotiation and drafting of hundreds of development, production, acquisition, talent, digital and music agreements. Previously, Jaffa was the Vice President of Legal & Business Affairs for Hasbro Studios, working directly with Hasbro Studios' President, CFO, and General Manager to help create programs and launch strategy for a new studio and related network. Jaffa received a J.D. from New York University School of Law.



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